Exhibit 8.1
[LETTERHEAD OF DAVIS WRIGHT TREMAINE LLP]
November 5, 2010
Terra Nova Royalty Corporation
Suite 1620
400 Burrard Street
Vancouver, British Columbia
Canada V6C 3A6
Re:	Offer by Terra Nova Royalty Corporation and TTT Acquisition Corp., Its Wholly-Owned Subsidiary, to Exchange One (1) Common Share of Terra Nova Royalty Corporation for Each Outstanding Class A Common Share of Mass Financial Corp.
Ladies and Gentlemen:
We have acted as special U.S. tax counsel to Terra Nova Royalty Corporation, a British Columbia corporation (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form F-4 dated October 7, 2010 (as amended, the “Registration Statement”), in which this opinion is included as Exhibit 8.1 and the prospectus included therein (the “Prospectus”), which relates to the offer by the Company and its wholly owned subsidiary, TTT Acquisition Corp., a company existing under the laws of Barbados (“Merger Subsidiary”), to exchange one common share of Company stock for each outstanding share of class A common stock of Mass Financial Corp., a company existing under the laws of Barbados (“Mass”), and the intended amalgamation of Mass with Merger Subsidiary pursuant to the Support and Merger Agreement by and among Company, Merger Subsidiary and Mass dated September 24,2010 (the “Agreement”). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.
In preparing this opinion letter, we have examined copies of the following documents:
1.	The Registration Statement and the Prospectus;

2.	The Agreement;

3.	The officer’s and director’s certificate delivered to us by the Company and Merger Subsidiary; and

4.	The officer’s certificate delivered to us by Mass.

Terra Nova Royalty Corporation
November 5, 2010

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.
The law covered by the opinion expressed herein is limited to the federal income tax law of the United States addressed under the caption “Material US. Federal Income Tax Consequences” in the Prospectus. We express herein no opinion with respect to the laws, regulations or ordinances of any state, county, municipality or other local governmental agency or of any foreign country. Without limiting the generality of the foregoing, we express no opinion as to the applicability of or compliance with United States federal or state securities laws or as to the accuracy, completeness or adequacy of the Prospectus.
Based upon, and subject to the foregoing, the discussion entitled “Material U S. Federal Income Tax Consequences,” in the prospectus constitutes our opinion as to the material United States federal income tax consequences of the offer and the Merger. No opinion is expressed as to any matter not addressed in such discussion in the Prospectus.
The opinion in this letter is based on the provisions of the Internal Revenue Code (the “Code”), Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (“I.R.S.”), private letter rulings, existing court decisions, and other authorities publicly available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Prospectus, the Agreement and the officers’ and director’s certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinion is based, may significantly modify the opinion set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the offer, the Merger or the holding of the Company’s common shares issuable pursuant to the offer, and this opinion letter is not binding on the I.R.S. or any court.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, the discussion of this opinion in the Prospectus under the headings “Material U.S. Federal Income Tax Consequences” and “Risks Related to this Offer and the Merger” and the reference to this firm under the headings “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the prospectus or any supplement thereto constituting a part of the Registration Statement.
This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit and the benefit of the holders of Mass Common Shares described under the heading “Material U.S. Federal Income Tax Consequences.” This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.
This opinion letter is delivered as of its date and we disclaim any obligation to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.
Very truly yours,
/s/ Davis Wright Tremaine LLP